Exhibit 10.1Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 8, 2020 (the “Effective Date”), between Patterson-UTI Management Services, LLC, a Delaware limited liability company (the “Company”), and Mark S. Siegel (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves and has served for approximately 19 years as the Executive Chair of Patterson-UTI Energy, Inc. (“Parent”) and as a member of Parent’s Board of Directors;

WHEREAS, Executive served as the Executive Chairman of UTI Energy Corp. (“UTI”) and its Board of Directors for approximately six years prior to the combination of UTI and Parent;

WHEREAS, Executive does not desire to stand for re-election as a director of Parent and desires to step down as Executive Chair of Parent;

WHEREAS, Executive desires to continue to serve as a director and the Executive Chairman of Parent until the election of directors at Parent’s 2020 annual meeting of stockholders (the “Transition Time);

WHEREAS, in 2004 Executive and Parent entered into a written agreement providing for a severance payment upon his future termination of employment (the “Letter Agreement”), which agreement (a) memorialized a prior agreement between Executive and UTI (b) was filed with the SEC and disclosed in Parent’s annual proxy statements, and (c) immediately prior to the Effective Date is in full force and effect; and

WHEREAS, Executive possesses business knowledge and expertise which may be of substantial assistance to the Company based on his long tenure with the Company and the Company desires that Executive continue his employment with the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.  The Company hereby agrees to employ Executive, and Executive agrees to serve the Company on the terms and subject to the conditions set forth in this Agreement.  Executive shall remain an at-will full-time employee of the Company in his current Executive Chairman role from the Effective Date until the Transition Time, after which time Executive shall become a part-time employee of the Company pursuant to the terms of this Agreement.

2.Term.  Subject to the provisions for earlier termination set forth in Section 5 hereof, the term of Executive’s employment under this Agreement shall begin at the Transition Time and continue to, and including, the fifth anniversary of the Transition Time (the “Term”).  At the expiration of the Term, Executive agrees that his employment with the Company and any other entity controlled by, or under common control with, the Company (each, an “Affiliate”) shall terminate.

3.Duties and Responsibilities.

(a)During the Term of this Agreement, the Company shall employ Executive with respect to matters set forth in Section 3(b).  Executive shall be a part-time employee and shall make himself reasonably available to the Company to render such advice and assistance regarding the services as may be reasonably requested of Executive by the Company.  The Company and Executive currently expect that Executive’s level of services during the Term shall not exceed 20% of the average level of services performed by Executive for the Company or its Affiliates during the 36-month period immediately preceding the Transition Time and shall approximate 10-20 hours per month.

(b)During the Term, Executive will report to the Chairman of the Board of Parent. Subject to the provisions of Section 3(a), Executive agrees to provide such services to the Company as the Company may from time to time reasonably request. Executive may serve on the boards of directors of other companies and organizations, or become employed by or otherwise perform services for other companies or organizations, including specifically but without limitation ReMY Investors, but only if such service or employment will not violate the provisions of Sections 6 or 7, or materially adversely affect the performance of Executive’s duties pursuant to this Agreement.

(c)Executive will comply with all applicable laws, corporate documents governing the conduct of the business and affairs of the Company, and policies of the Company or which he is from time to time made aware or should otherwise reasonably be aware.

4.Compensation.

(a)Salary.  As compensation for the services to be rendered by Executive while employed during the Term of this Agreement, Executive shall be entitled to receive a salary at an annual rate of $400,000.00, payable in accordance with the Company’s normal payroll practices.

(b)Bonus and Incentive Compensation.  Executive will not be eligible for any bonus payment in respect of 2020 or any later calendar year.  Executive will not be eligible for any new grants of long-term incentive awards, but any previously granted long-term incentive awards will remain outstanding and continue to vest while Executive is employed in accordance with the terms of the governing plan and award agreement.

(c)Retirement Payment. In connection with the termination of the Letter Agreement, Executive shall be entitled to a lump sum cash payment equal to $400,000.00, which shall be payable within ten days after the Transition Time; provided, that the release provided for in Section 5(e) has not been revoked. For the avoidance of doubt, Executive shall not be entitled to any additional payments or benefits upon his termination of employment with the Company, except as expressly set forth in Section 5(d) hereof.

(d)Employee Benefits. During his employment during the Term, Executive shall be eligible to participate, at Executive’s election, in the Company’s Basic Life and AD&D plans on the same basis as Executive was participating at the Transition Time, including Executive’s obligations to pay premiums; provided that Executive’s right to participate in any other benefit plan, program or arrangement of the Company will cease at the Transition Time. Executive acknowledges and agrees that, if applicable under the circumstances, the Company may impute income to Executive for the cost of any Company-paid premiums related to such coverage, but only as required by law.

(e)Reimbursement of Expenses.  The Company agrees to promptly reimburse Executive for all appropriately documented, reasonable travel and other business expenses incurred by Executive during the Term in the course of providing services requested by the Company or otherwise incurred in his capacity as an employee.

(f)D&O Insurance.  Executive will remain entitled to and covered by Directors’ and Officers’ insurance to the same extent as similarly situated former directors and officers, including so-called “tail” coverages relating to periods preceding the Transition Date.

5.Termination of Employment.

(a)Death or Disability.  Executive’s employment under this Agreement shall terminate automatically upon Executive’s death or Disability.  For purposes of this Agreement, Executive shall be deemed to be terminated due to “Disability” only if Executive shall be considered to be permanently and totally disabled in accordance with how this condition would be determined under the Company’s disability plan, if any, for a period of 90 consecutive days or more.  If there should be a dispute between the Company and Executive as to Executive’s Disability for purposes of this Agreement, the question shall be settled by the written opinion of an impartial reputable physician agreed upon by the parties or their representatives within 30 days after the date of the notice of termination due to Disability. The parties agree to be bound by the final decision of such physician.

(b)By the Company.  Notwithstanding the provisions of Section 3, the Company may terminate Executive’s employment under this Agreement at any time for Cause (as defined below), by delivering to Executive written notice describing the cause of termination (x) in the case of clause (i), 30 days before the effective date of such termination and by granting Executive at least 20 days to cure the cause; (y) in the case of clauses (ii), (iii) or (iv), 10 days before the effective date of such termination and by granting Executive at least 10 days to cure the cause; or (z) in the case of clause (v) on the date of such termination; provided however, that if the matter is reasonably determined by the Company to not be capable of being cured, Executive may be terminated for cause on the date the written notice is delivered.

“Cause” shall be limited to the occurrence of the following events:

(i)	Executive’s failure to perform the duties described in Section 2 in an honest and faithful manner;
(ii)	Executive’s omission to perform his duties in a manner that materially and adversely affects the Company;
(iii)

Executive’s taking of any action in violation of any material policies of the Company of which he has been made aware or should otherwise reasonable be aware that could be reasonably expected to damage or negatively impact the business, operations, reputation or financial condition of the Company in a material manner;

(iv)

any other action taken by Executive in bad faith or that could be reasonably expected to damage or negatively impact the business, operations, reputation or financial condition of the Company in a material manner; or

(v)	Executive’s conviction of (or plead of no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

(c)By Executive. Notwithstanding the provisions of Section 3, Executive may terminate Executive’s employment under this Agreement for any reason whatsoever or no reason at all, in the sole discretion of Executive.  In such case, Executive must deliver to the Company written notice of such termination at least 30 days before the effective date of such termination, unless otherwise provided in this Agreement.

(d)Treatment Upon Termination. If Executive’s employment is terminated pursuant to Section 5(a), (b) or (c), the Company shall pay to Executive the Executive’s Base Salary through the date of termination within 30 days following the date of termination or such earlier date as may be required by law. The Company shall pay Executive (or his designated beneficiary or legal representative, if applicable) (i) the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements and (ii) the retirement payment pursuant to Section 4(c), to the extent not already paid.  For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to Executive (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Executive is entitled under the terms of the employee benefit plans and compensation arrangements in which Executive is a participant as of the date of termination.  Following all such payments, the Company shall have no further obligations to Executive pursuant to the Agreement other than as may be required by law or by Section 6(f).

(e)General Release of Claims. In consideration for the compensation and other benefits provided herein, Executive agrees to execute a release, substantially in the form attached hereto as Exhibit A, at the Transition Time or, if later within 21 days after March 26, 2020, that is not revoked by Executive during any applicable revocation period provided in such release (which shall release and discharge the Company and its Affiliates, and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or its Affiliates prior to the Transition Time, but specifically excluding any claims or causes of action arising under this Agreement.

6.Proprietary Information.

(a)Confidential Treatment.  Executive acknowledges and agrees that he has acquired, and will in the future acquire as a result of his employment by the Company or otherwise, Proprietary Information (as defined below) of the Company or its Affiliates which is of a confidential or trade secret nature, and all of which has a great value to the Company or its Affiliates and is a substantial basis and foundation upon which the Company’s or its Affiliates’ business is predicated. Accordingly, other than in the legitimate performance of his job duties, and except as otherwise specifically provided in this Agreement, Executive agrees:

(i)to regard and preserve as confidential at all times all Proprietary Information,

(ii)to refrain from publishing or disclosing any part of the Proprietary Information and from using, copying or duplicating it in any way by any means whatsoever, and

(iii)not to use on his own behalf or on behalf of any third party or to disclose the Proprietary Information to any person or entity without the prior written consent of the Company.

“Proprietary Information” includes all confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to drilling, pressure pumping, directional drilling, oilfield equipment rental, drilling rig technology, electrical controls and automation, manufacturing or extraction processes or any other business of the Company or its Affiliates, development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, financing methods, plans or the business of the Company or its Affiliates, whether in written or electronic form of writings, correspondence, notes, drafts, records, maps, invoices, technical and business logs, maps, policies, computer programs, disks or otherwise. Proprietary Information does not include information that is or becomes publicly known through means other than Executive’s breach of this Agreement.

(b)Property of the Company.  Upon the request of the Company, Executive shall surrender to the Company any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in his possession which contain Proprietary Information relating to the business, prospects or plans of the Company or its Affiliates. Further, upon request of the Company, Executive agrees to delete all Proprietary Information from his computer, smartphone, tablet, or any other personal electronic storage devices that may contain Proprietary Information. Executive acknowledges that all Proprietary Information and other property of the Company or any Affiliate thereof which Executive accumulates during his engagement are the property of the Company and shall be returned to the Company immediately upon request of the Company.

(c)Cooperation.  Executive agrees that during the Term and following any termination of Executive’s employment with the Company, he will not disclose or cause to be disclosed any Proprietary Information, or any negative or adverse information of a substantial nature about the Company or its Affiliates, the management of the Company or its Affiliates, any product or service provided by the Company or its Affiliates or the future prospects of the Company or its Affiliates unless required by law. Nothing in this Section 6 prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures). Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Proprietary Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company may reasonably seek the assistance, cooperation or testimony of Executive during the Term and following any termination of employment in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Executive and related to his engagement by the Company, and in any instance, Executive shall provide such assistance, cooperation or testimony and the Company shall pay Executive’s reasonable costs and expenses in connection therewith.

7.Restrictive Covenants.

(a)Definitions. As used in this Section 7, the following terms shall have the following meanings:

(i)“Business” means the businesses in which the Company, including its Affiliates, is engaged in as of the Effective Date:  contract drilling, pressure pumping, directional drilling, oilfield equipment rental, drilling rig technology, electrical controls and automation, manufacturing and extraction processes.

(ii)“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area.

(iii)“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(iv)“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

(v)“Prohibited Period” means the period beginning on the Effective Date and ending on the last day of the Term.

(vi)“Restricted Area” (A) means any country or subdivision thereof in which the Company or its Affiliates (i) is engaged in the Business as of the Effective Date, (ii) has engaged in the Business in the two years prior to the Effective Date or (iii) is actively pursuing business opportunities for the Business as of the Effective Date (which means North America, South America and the Middle East) and (B) includes the parishes in Louisiana listed on Exhibit B.

(b)Non-Competition; Non-Solicitation.

(i)Executive and the Company agree to the non-competition and non-solicitation provisions of this Section 7(b); (i) in consideration for the Proprietary Information provided by the Company to Executive pursuant to Section 6 of this Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder, including the continued vesting during the Term of any outstanding stock option, restricted stock, restricted stock unit and performance share awards; (iii) to protect the Proprietary Information of the Company or its Affiliates disclosed or entrusted to Executive by the Company or its Affiliates or created or developed by Executive for the Company or its Affiliates, the business goodwill of the Company or its Affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its Affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement.

(ii)Subject to the exceptions set forth in Section 7(b)(iii) below, Executive expressly covenants and agrees that during the Prohibited Period (which for purposes of this Section 7(b)(ii) shall be limited to Executive’s period of employment) (x) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (y) Executive will not, and Executive will cause Executive’s controlled affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(iii)Notwithstanding the restrictions contained in Section 7(b)(ii), (x) Executive or any of Executive’s affiliates may own an aggregate of not more than 1% of the outstanding stock of any class of any entity engaged in a Competing Business, if such entity’s equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7(b)(ii), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation, and (y) investment entities in which Executive or any of Executive’s Affiliates have an ownership interest may own equity interests in a Competing Business without Executive violating the provisions of Section 7(b)(ii), provided that neither

Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or investment decisions of such investment entities, it being understood, however, that investment decisions by third party investment managers with respect to assets of one or more investment funds or entities controlled by Executive are not and shall not be deemed to be investment decisions by Executive or Executive’s affiliates.

(iv)Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s controlled affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its Affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its Affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(v)Executive expressly recognizes that Executive is a high-level, executive employee who has been and will continue to be provided with access to Proprietary Information and trade secrets as part of Executive’s employment and that the restrictive covenants set forth in this Section 7 are reasonable and necessary in light of Executive’s executive position and access to the Proprietary Information.

(c)Non-Disparagement. The Company and Executive mutually agree that during the Term and following termination of Executive’s employment with the Company for any reason, neither party will disparage the other, orally or in writing, including in the case of Executive, the Company or its Affiliates, the management of the Company or its Affiliates, any product or service provided by the Company or its Affiliates or the future prospects of the Company or its Affiliates.

(d)Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 7 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be a sufficient remedy for any breach by Executive of Section 6 or this Section 7, and the Company or its Affiliates shall be entitled to enforce the provisions of Section 6 or this Section 7 by suspending payments then owing to Executive under this Agreement or otherwise, forfeiting Executive's rights to any then unvested equity incentive awards and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Section 6 or this Section 7 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of Section 6 or this Section 7, then the Company shall resume the payments and restore the benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

(e)Reasonableness; Enforcement. Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 7 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted, or Business is being pursued, throughout the Restricted Area and (d) the amount of compensation and Proprietary Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Section 7 be enforced to the fullest extent permitted under applicable Legal

Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Section 7 invalid or unenforceable.

(f)Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 7 would cause irreparable injury to the Company. Executive expressly represents that enforcement of the restrictive covenants set forth in this Section 7 will not impose an undue hardship upon Executive or any person or entity controlled by Executive. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the restrictive covenants will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.

(g)Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

8.Notice.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed first-class, postage prepaid, registered or certified mail, or (c) sent by overnight courier, facsimile, telecommunication or other similar form of communication (with receipt confirmed), as follows:

To the Company:Patterson-UTI Energy, Inc.
Attention: General Counsel
10713 West Sam Houston Parkway N., Suite 800
Houston, Texas 77064
Facsimile: (281) 765-7175

To Executive:	Mark S. Siegel, at the most recent address for Executive listed in the payroll records of the Company.

or to such other address and to the attention of such other person(s) or officer(s) as any party may designate by written notice.  Any notice mailed shall be deemed to have been given and received on the third business day following the day of mailing.  Any notice sent by overnight courier, facsimile, telecommunication or other similar form of communication (with receipt confirmed) shall be deemed to have been given and received on the next business day following the day such communication is sent.

9.References to the Company.  References in this Agreement to the Company in the context of providing services to the Company shall include the Company and all of its Affiliates as the context reasonably requires, including without limitation Sections 6 and 7.

10.Nonassignment.  This Agreement is personal to Executive and to the Company and shall not be assigned by either party without the other’s written consent, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business.

11.Further Assurances.  Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

12.Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

13.Governing Law; Venue.  This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in or sitting for Houston, Texas.

14.Entire Agreement; Interpretation.  This Agreement constitutes the entire agreement of the parties, and except as provided in this Section 14 supersedes all prior agreements, oral or written, between the Company or its Affiliates and Executive relating to his employment by the Company, including without limitation, the Letter Agreement and the Change in Control Agreement between Parent and Executive dated January 29, 2004, as amended or otherwise modified from time to time, which as of the Transition Time shall be null and void; provided, that for the avoidance of doubt, (x) any equity incentive award agreements or indemnity agreements between the Parent and Executive (whether pursuant to Company policies, practices or applicable law) and (y) any insurance (including Directors’ and Officers’ insurance and similar policies) covering Executive shall remain in effect in accordance with their terms and are not superseded pursuant to this Section 14. No change or modification of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. No presumption shall be construed against the party drafting this Agreement.

15.Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all authorized deductions for employee benefits.

16.Executive’s Representations.  Executive represents and warrants that:

(a)he is free to enter into this Agreement and to perform each of the terms and covenants contained herein;

(b)he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof;

17.Waiver.  The failure of any party to insist, in any one or more instances, upon strict performance of any one or more of the provisions, terms and conditions of this Agreement, or to exercise any right or rights hereunder shall not be construed as a waiver thereof, and any and all such provisions, terms, conditions and rights shall continue and remain in full force and effect.

18.Compliance with Section 409A.

(a)This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and interpreted in accordance with such intent.  To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Executive hereunder unless expressly agreed in writing by Executive.

(b)All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(c)To the extent required to comply with Section 409A (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s date of termination (or, if Executive dies during such six month period, within 90 days after Executive’s death).  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b).

(d)The Company and Executive intend for Executive to incur a “separation from service” with the Company within the meaning of Section 409A as of the Transition Time.

19.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into as of the date first written above.

PATTERSON-UTI MANAGEMENT SERVICES, LLC

By:/s/ William Andrew Hendricks, Jr.

William Andrew Hendricks, Jr.

Chief Executive Officer

EXECUTIVE

/s/ Mark S. Siegel

Mark S. Siegel

FORM OF WAIVER AND RELEASE

In consideration for the compensation and other benefits described in that certain Employment Agreement (the “Agreement”) effective as of April 8, 2020 between Patterson-UTI Management Services, LLC, a Delaware limited liability company (the “Company”), and Mark S. Siegel (“Executive”), which were offered to Executive in exchange for a general waiver and release of claims (this “Waiver and Release”).  Executive having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of  execution of this Waiver and Release. Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from any obligations set forth in the Agreement.

Subject to the immediately preceding sentence, Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company and the termination of such employment (other than obligations under this Agreement), including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release,  regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Waiver and Release.

In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Executive not released by and in this Waiver and Release.

This release does not apply to (1) any rights to indemnification or advancement of expenses; or (2) any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding.  Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Executive further agree that nothing in this Waiver and Release or the Agreement (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.

Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against the Company including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Executive signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Executive further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least twenty-one (21) days within which to consider this Waiver and Release; and (f) he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Waiver and Release.

Executive expressly waives protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING A RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he was originally provided this Waiver and Release on or about March 26, 2020 and has had (or has had the opportunity to take) twenty-one (21) calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

Executive acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Executive further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Executive revokes the Waiver and Release, the Company will not be obligated to pay or provide Executive with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.

AGREED TO AND ACCEPTED this

______ day of June, 2020

Mark S. Siegel

Exhibit B

Allen

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Cameron

DeSoto

Jackson

Jefferson Davis

Lafayette

Lincoln

Natchitoches

Rapides

Red River

Sabine

St. Landry

St. Mary

Vermilion

Webster

14